EXHIBIT 5

May 23, 2003

Board of Directors
Monarch Community Bancorp, Inc.
375 North Willowbrook Road.
Coldwater, Michigan 49036

Members of the Board:

            We have acted as counsel to Monarch Community Bancorp, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 231,438 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), to be offered pursuant to Monarch Community Bancorp, Inc.'s Amended and Restated 2003 Stock Option and Incentive Plan (the "Plan").

            In this regard, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Company's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

            Based upon the foregoing, it is our opinion that the Common Stock covered by the Registration Statement is duly authorized and will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

            We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement on Form S-8.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                                                                          Very truly yours,

                                                                                          /s/ SILVER, FREEDMAN & TAFF, L.L.P.